OWENS-ILLINOIS ANNOUNCES REFINANCING PLAN; FILES PROSPECTUS SUPPLEMENTS FOR OFFERINGS OF COMMON STOCK, SENIOR NOTES

     Toledo, Ohio, April 24, 1997 -- Owens-Illinois, Inc., (NYSE: OI) today announced a refinancing plan under which it intends to refinance its outstanding public indebtedness. The refinancing plan is designed to reduce interest expense and long term debt, extend long term debt maturities, reduce the company's debt-to-equity ratio, and improve its financial flexibility.

     The refinancing plan includes a proposed public offering of 14,750,000 shares of common stock and a proposed public offering of $250 million of senior notes due 2004 and $250 million of senior notes due 2007. Prospectus supplements with respect to these offerings were filed today by Owens-Illinois with the Securities and Exchange Commission. These filings are supplements to the company's shelf registration statement for the future offering of up to $2.5 billion of debt securities, common stock, or both from time to time as market conditions permit.

     In the proposed common stock offering, all of the shares to be sold by the company will be newly issued shares; existing share owners, including the company's management, will not be selling shares in the offering. Owens-Illinois stock is listed on the New York Stock Exchange. As of April 23, 1997, approximately 122.8 million shares were outstanding. The company's stock price at the close of trading on April 23, 1997 was $26.375 per share.

     The refinancing plan also contemplates that the company will amend its existing bank credit facility to, among other things, increase the amount it may borrow from $1.8 billion to $3.0 billion, and release the existing pledges securing the existing bank credit facility and the company's 11% Senior Debentures due 2003 and the guarantees of the credit facility. The company also intends to obtain the release of the guarantees of the 11% Senior Debentures in accordance with the terms of the agreements governing those guarantees.

     Under the refinancing plan, proceeds from the common stock offering and the senior note offering, as well as additional borrowings under the amended bank credit facility, would be used by the company to:

       - repurchase the company's 11% Senior Debentures due 2003, principal amount $1 billion, pursuant to the terms of a cash tender offer and consent solicitation;

       - redeem, at the company's option, $250 million aggregate principal amount of the company's 10 1/4% Senior Subordinated Notes due 1999, which became redeemable at the option of the company on April 1, 1997, at 100% of principal amount;

       - redeem, at the company's option, an aggregate of $700 million principal amount of the company's remaining Senior Subordinated Notes when and as they become redeemable, beginning on June 15, 1997.


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    The company currently contemplates that net proceeds from the offerings and additional borrowings under the company's existing bank credit facility, or its amended bank credit facility, if available, would be used to repurchase the outstanding 11% Senior Debentures pursuant to the terms of the tender offer. Borrowings under the amended credit facility, if consummated, also would be used, if the company so elects, to redeem the callable 10 1/4% Senior Subordinated Notes and to redeem all or a portion of the remaining Senior Subordinated Notes, as they become callable. If the existing credit agreement is not amended to increase available borrowings, the company may defer the refinancing of the Senior Subordinated Notes or find alternative sources of capital to fund the refinancing.

     Subject to the conditions of the tender offer and consent solicitations, the company is offering to purchase all of the 11% Senior Debentures for a price equal to (i) the present value of $1,024.00 (the weighted average redemption price) per $1,000 principal amount of debentures, determined on the basis of the applicable U.S. Treasury yield plus 50 basis points, minus
(ii) $20.00 per Debenture (which equals the payment for consents to proposed amendments to the indenture relating to the Debentures) plus accrued interest. The tender offer will commence on April 25, 1997 and will expire at midnight, New York City time, on May 22, 1997, unless extended. The company also is seeking consents from the registered holders of a majority in principal amount of the Senior Debentures to certain proposed amendments to the indenture relating to the debentures. Each holder of an outstanding Senior Debenture who validly consents to the proposed indenture amendments on or prior to 5:00 p.m., New York City time, on May 9, 1997 will be paid $20.00 in cash for each $1,000 in principal amount of the outstanding Senior Debentures. Holders of the Senior Debentures will be required to tender their Senior Debentures in order to consent to the proposed amendments.

     Closing of the tender offer for the 11% Senior Debentures is subject to a number of conditions, including receipt of proceeds from the common stock and senior note offerings, which, when combined with amounts available for borrowing under the credit facility, will be sufficient to pay the purchase price for Senior Debentures tendered in the tender offer, and the valid tender of and consent from at least a majority in aggregate principal amount of the outstanding Senior Debentures.

     The joint dealer managers for the tender offer and consent solicitation are Lehman Brothers and Morgan Stanley & Co. Incorporated.

     The consummation of the senior notes offering is contingent upon the release of the existing pledges and guarantees securing the existing bank credit agreement and the 11% Senior Debentures.

     There can be no assurance that any or all of the elements of this refinancing plan will be consummated.

     Managing underwriters for the common stock offering are Salomon Brothers Inc; Goldman, Sachs & Co.; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley & Co. Incorporated; and PaineWebber Incorporated.


                              Page 6 of 7 pages

     Managing underwriters for the senior notes offering are Morgan Stanley & Co. Incorporated; BT Securities Corporation; Credit Suisse First Boston; NationsBanc Capital Markets, Inc.; and Salomon Brothers Inc.

     Owens-Illinois is one of the world's leading manufacturers of glass and plastic packaging products. Approximately one of every two glass containers made worldwide is manufactured by Owens-Illinois, its affiliates, or its licensees. The company reported net sales of $3.8 billion in 1996.

                               * * *

     This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     Prospectuses relating to the common stock may be obtained by contacting:
                    Andrew Freedberg
                    Salomon Brothers Inc
                    7 World Trade Center
                    New York, NY 10048
                    telephone:  (212) 783-7000
                    fax:  (212) 783-2009

     Prospectuses relating to the senior notes may be obtained by contacting:
                    Jo-Anne Gooden
                    Morgan Stanley & Co. Incorporated
                    1585 Broadway
                    New York, NY 10036
                    telephone:  (212) 761-1298
                    fax:  (212) 761-0570

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CONTACT:  Owens-Illinois, John Hoff, 419-247-1203

















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